UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2012

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium 60 Wyndham Street Central, Hong Kong
(Address of principal executive offices)

+ 852-3151-3800
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2012, Entertainment Gaming Asia Inc. (the “Company”), via its wholly-owned subsidiaries Elixir Gaming Technologies (Hong Kong) Limited, a Hong Kong company (“EGT-HK”), and Dreamworld Leisure Management Limited, a British Virgin Islands company (“EGT-BVI”), entered into employment agreements with Clarence Chung for the position of Chief Executive Officer of the Company. The employment agreement entered into by EGT-HK is for Mr. Chung’s services performed on behalf of the Company within Hong Kong or in relation to the Company’s business, if any, in Hong Kong (the “HK Employment Agreement”) and the employment agreement entered into by EGT-BVI is for Mr. Chung’s services performed on behalf of the Company outside of Hong Kong or in relation to the Company’s business outside of Hong Kong (the “Overseas Employment Agreement”).

Each employment agreement commences on January 1, 2013 and continues indefinitely until terminated by either party. EGT-HK or EGT-BVI, as the case may be, can terminate their respective agreements immediately for “cause”, as such term is defined in the agreements. In addition, either party to the agreements may terminate the agreement without cause upon three months prior written notice or payment of three months base salary in lieu of notice to the other party.

According to the terms of each employment agreement, Mr. Chung is entitled to an annual base salary to be determined annually by the compensation committee of the board of directors of the Company.  The compensation committee has determined that Mr. Chung’s annual base salary under the HK Employment and Overseas Employment Agreements for 2013 is $30,000 and $60,000, respectively.  Pursuant to the terms of the Overseas Employment Agreement, Mr. Chung is also entitled to receive discretionary and performance-based compensation, payable in cash or securities of the Company or a combination of both as the compensation committee may determine.  The amount of the performance-based compensation and the key performance indexes by which Mr. Chung will earn the performance based compensation shall be determined by the compensation committee annually. The compensation committee has determined that the amount of Mr. Chung’s eligible performance-based compensation for 2013 is up to $300,000 in cash, options to purchase up to 100,000 common shares and a restricted stock award of up to 50,000 shares, all of which are subject to the Company’s satisfaction of certain key performance indexes established by the compensation committee.  All cash payments under the two employment agreements are to be paid by EGT- BVI pursuant to the Overseas Employment Agreement, other than the $30,000 base salary payable by EGT-HK pursuant to the HK Employment Agreement.  The stock option and restricted stock award are more fully discussed below.

Except for the different compensation terms set forth above and the jurisdictional differences, the terms of the HK Employment Agreement and the Overseas Employment Agreement are substantially the same. Each agreement contains customary provisions concerning confidentiality, non-solicitation and non-competition. Mr. Chung receives no compensation from the Company or any subsidiary of the Company for serving as an officer or director of the Company and its subsidiaries, except as provided for in the HK Employment and Overseas Employment Agreements and the annual grant of stock options to all directors of the Company.

On January 2, 2013 (“Grant Date”), pursuant to resolutions adopted by the compensation committee of the board of directors of the Company, the Company granted to Mr. Chung (a) options to purchase up to 100,000 common shares of the Company at an exercise price of $1.965 per share; and (b) a restricted stock award of 50,000 common shares of the Company. The stock options and restricted stock award were granted under the Company’s 2008 Stock Incentive Plan as part of Mr. Chung’s 2013 performance-based compensation under the Overseas Employment Agreement.

In relation to the stock option and restricted stock grants, the Company entered into a stock option agreement and a restricted stock agreement, respectively, with Mr. Chung for establishing, amongst other terms, the vesting conditions of the stock options and the risk of forfeiture of the restricted stock award.

Pursuant to the terms of the stock option agreement and a restricted stock agreement, the stock options and restricted stock award shall vest, subject to and upon Mr. Chung’s achievement of one hundred percent (100%) of the key performance index (“KPI”) established by the compensation committee for the Company’s fiscal year ending December 31, 2013. The KPI is essentially a benchmark for measuring the performance of Mr. Chung during the 2013 fiscal year and it covers (a) the Adjusted EBITDA at certain prescribed levels; (b) the Company’s success in securing new projects to maintain sustainable growth of the Company’s business; and (c) the satisfactory execution and delivery of the projects that the Company has previously announced (including all casino and participation projects). Each of the aforesaid three elements of the KPI carries certain weights (in terms of percentage of achievement) assigned thereto. Subject to the determination by the compensation committee, in its reasonable discretion, after the close of fiscal year 2013 (provided that the determination date (“Determination Date”) shall not be later than April 30, 2014), the degree of achievement (in terms of percentage) of the KPI shall be ascertained by summing up all different weightings of the thresholds of the three elements that have actually been achieved.

In the event Mr. Chung achieves less than one hundred percent of the KPI, then only a portion of stock options and restricted stock as determined by the compensation committee shall vest to Mr. Chung. Subject to the said determination by the compensation committee, the vesting of the stock options or a portion thereof, if any, shall occur in three years from the Grant Date and the vesting of the restricted stock or a portion thereof, if any, shall occur on the next trading day after the Determination Date and any non-vested portion of the stock options and restricted stock will be forfeited.

With regard to the restricted stock award, Mr. Chung will be entitled to the same voting and dividend rights as the other holders of shares of the Company’s common stock, provided that prior to the vesting of the restricted stock, (i) the certificates representing the restricted stock will bear restrictive legends and be retained by the secretary of the Company; (ii) any stock or cash dividends issued by the Company will be held by the Company or the compensation committee in escrow and any forfeiture of the restricted stock will also result in the forfeiture of the relevant dividends that may be attributable to the forfeited portion of the restricted stock; and (iii) the restricted stock shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of a third party, or assigned or transferred, by Mr. Chung otherwise than by will or the laws of descent.

In case Mr. Chung’s employment with the Company ceases based on termination by the Company for “cause” (a term which is defined in the HK Employment and Overseas Employment Agreements and generally includes conviction, accusation or claim against Mr. Chung for any offense involving embezzlement, fraud, misappropriation of funds, any act of moral turpitude or dishonesty, willful and continued misconduct, disloyalty, and any material breach of the employment agreement or the rules and regulations as stipulated in the code of conduct or ethics policies of the Company), then all of the stock options and restricted stock that has not become vested as of the date of such termination (“Non-Vested Shares”) shall become forfeited immediately on the date of the relevant termination. If Mr. Chung’s employment with the Company ceases based on termination by the Company without “cause”, other than due to death, disability or the unanimous decision of the board members of the Company (other than Mr. Chung) that Mr. Chung has not satisfactorily performed or discharged his duties as the CEO of the Company but such non-satisfactory performance has not amounted to a “cause” (the “Non-Satisfactory Performance”), then all Non-Vested Shares shall become vested immediately on the date of such termination. Also, if Mr. Chung’s employment with the Company terminates due to death, disability, resignation by Mr. Chung, termination by the Company for Non-Satisfactory Performance or any other scenario not mentioned above, then any Non-Vested Shares shall either vest or be forfeited as determined by the compensation committee at its reasonable discretion.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2012, the Company, via its wholly-owned subsidiaries Elixir Gaming Technologies (Hong Kong) Limited, a Hong Kong company, and Dreamworld Leisure Management Limited, a British Virgin Islands company, entered into employment agreements with Clarence Chung for the position of Chief Executive Officer of the Company. The terms of the employment agreements are set forth above in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits	Method of Filing

The following exhibit is filed with this report:

Exhibit 99.1	Executive Hong Kong Employment Agreement dated December 31, 2012 entered into between Elixir Gaming (Technologies) Hong Kong Limited and Mr. Clarence Chung	Filed Electronically herewith
Exhibit 99.2	The Executive Overseas Employment Agreement dated December 31, 2012 entered into between Dreamworld Leisure Management Limited and Mr. Clarence Chung	Filed Electronically herewith
Exhibit 99.3	The Restricted Stock Agreement dated December 31, 2012 entered into between the Registrant and Mr. Clarence Chung	Filed Electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: January 7, 2013	/s/ Clarence Chung
Clarence (Yuk Man) Chung
Chief Executive Officer